Exhibit (11.1) - Statement Re: Computation of Earnings Per Share

                                   Three Months Ended June 30

                                         1996           1995
Primary:

Actual net income                     $256,213        $247,302

Average shares outstanding           4,396,912       2,177,410

Net effect of dilutive stock
options and warrants--based
on treasury stock method using
average market price                    38,460           56,445
                                     ----------       ---------
Average shares outstanding
as adjusted for calculation          4,435,372        2,233,855
                                    -----------      ----------
Per share amount                        $0.06           $0.11
                                   ============      ==========

Fully diluted:

Actual net income                                     247,302

Adjustment to reflect
additional earnings to reach
earnings targets                                     1,252,698

Adjustments to recognize
compensatory nature of
Preferred Stock                                     (4,900,000)

Add 6% (assumed T-Bill rate)
interest net of federal
income tax effect                                       23,303
                                                   ------------
Net (Loss) adjusted for
calculation                                         (3,376,697)
                                                    ===========
Average shares outstanding                           3,157,410

Net effect of dilutive stock
options and warrants--based
on treasury stock method using
ending market price                                    763,518
                                                      ---------
Average shares outstanding
as adjusted for calculation                          3,920,928
                                                     ----------
Per share amount                                       $(0.86)
                                                     ==========





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